LIBERTY SILVER CORP:

AN OPEN LETTER TO

SHAREHOLDERS OF SENNEN RESOURCES

Toronto, ON – August 9, 2012:  Geoff Browne, chairman and chief executive of Liberty Silver Corp. (TSX: LSL, OTCBB: LBSV), issued the following open letter today to shareholders of Sennen Resources Ltd. (TSX.V: SN):

Dear Sennen Shareholder:

You will by now have seen the directors’ circular issued by Sennen on July 30, 2012, in response to our offer to acquire all Sennen’s shares.

While Sennen has repeatedly portrayed our offer as hostile, our first preference remains to conclude a friendly transaction that will benefit the shareholders of both Sennen and Liberty Silver.  As we have said from the start, we believe there are compelling reasons for a combination of our two companies.

Your decision whether to accept our offer should be guided by two over-riding considerations:

1.

Which board and management team will be more prudent stewards of Sennen’s substantial cash reserves?

2.

Is there a more attractive option than Liberty Silver’s offer?

We are confident that Liberty Silver meets the test on both counts.

Which board and management team deserves your trust?

•

Sennen alleged in a press release dated July 27, 2012 that Liberty Silver initiated its offer “without any prior discussion with Sennen management, and consequently, without providing Sennen any prior opportunity to conduct meaningful due diligence on Liberty”.

This is a self-serving version of the facts.  Our advisors tried for weeks to set up a meeting with Sennen to discuss our proposal, and I tried on numerous occasions to make contact with Ian Rozier, Sennen’s chief executive officer, prior to announcing the offer.  Liberty Silver’s directors and advisors have also tried, so far without success, to contact the Sennen special committee to discuss our offer.

The truth is that we have given Mr. Rozier and his fellow-directors ample opportunity to discuss our offer and conduct due diligence, but they have chosen not to do so.  Liberty Silver remains open to negotiations and any due diligence that Sennen may wish to conduct.

•

Sennen management lacks focus and commitment.

Sennen’s chief executive officer and chief financial officer devote only part of their time to Sennen and its affairs.  Mr. Rozier is also CEO of Eastern Platinum Ltd., a company many times the size of Sennen, and of Newport Exploration Ltd. Ms. Barbara Dunfield, Sennen’s chief financial officer, holds the same position at Newport.

Mr. Rozier’s purchase of approximately 2 million Sennen shares since the announcement of our offer is clearly a response to Liberty Silver’s criticism that Sennen management does not have a significant ownership interest in Sennen.  Prior to our offer, Mr. Rozier had not bought any Sennen shares in the public markets since December 2008.  If Mr. Rozier’s interests were truly aligned with those of Sennen’s other shareholders, why did he wait until after we announced our offer to increase his ownership position?

•

Sennen’s main asset, apart from its cash, is the Hope Bay Oro exploration property in Nunavut, Canada.  This project has yet to create any value.

To date, Sennen has spent almost $5 million on the Hope Bay Oro project, with effectively nothing of value to show for it.

Indeed, Newmont Mining Corporation, one of the world’s largest gold producers, has written off the value ($1.6 billion) of its nearby Hope Bay property based on poor drilling results. Agnico Eagle Mines Limited has also taken a substantial write-down of its Hope Bay investment.

Sennen’s management should clearly spell out their plans for the Hope Bay Oro project.  As recently as June 29, 2012, Sennen said: “The Company is continuing to focus on its Hope Bay Oro Gold Property….”.  In a press release on July 31, responding to Liberty Silver’s offer, Sennen added: “The Board believes that Sennen Shareholders will receive greater value by permitting Sennen to execute its business plan and strategies than by [accepting Liberty Silver’s offer]”.

Sennen shareholders should seriously question the company’s continued investment in the project given the recent write- offs by major gold producers exploring in the Hope Bay area.

•

Sennen’s circular asserts that management has a “track record of success”.  The company’s financial statements suggest otherwise.

Since completing the sale of its coal properties in 2007 for $25 million, Sennen’s shareholder equity has fallen by $4.5 million.  Cash reserves have shrunk by $4 million over the past two years.

Much of Sennen’s financial resources have been frittered away on failed investments.  It wrote off $3.4 million on its investment in the Makapa gold project in Guyana, and another $1.5 million of exploration expenditures at the La Nava-El Paradon project in Spain.  A write-down of the Hope Bay Oro investment would result in a further $4.5 million pre-tax impairment.

Sennen has yet to indicate specific plans for spending its remaining cash reserves, but its history speaks for itself.

•

Sennen says that it is “better positioned” to maximize value for shareholders.  Again, the record suggests otherwise.

According to the Sennen circular, management has raised over $1 billion for junior to mid-level exploration, development and production stage companies.  Eastern Platinum Limited represents a major portion of this amount.

Mr. Rozier, Sennen’s chief executive, is also Eastern Platinum’s CEO and a director.  Mr. Merfyn Roberts, another Sennen director, is on Eastern Platinum’s board.  Yet Eastern Platinum’s performance has been dismal under their stewardship.  Its shares have lost approximately 83% of their value over the past two years.  Even so, Eastern Platinum paid Mr. Rozier a salary of $660,000 and total compensation of $6.8 million in 2011.  He would also receive three years’ salary plus bonus on a change in control.

This massive destruction of shareholder value and excessive compensation hardly support Sennen’s contention that its management and board are better positioned than Liberty Silver to maximize shareholder value.  In fact, the opposite appears true.

Newport Exploration’s record further illustrates the spendthrift approach of Sennen’s management.  Newport not only pays its executives a salary – $180,000 for Mr. Rozier last year -- but also has generous related-party consulting contracts.  The contracts have generous notice of termination periods of between 24 and 36 months.

The same arrangements apply at Sennen.  It is clear that Sennen’s major focus of governance is to protect, enrich and entrench current management at the expense of maximizing value for other shareholders.

•

Sennen’s low share price prior to Liberty Silver’s offer clearly reflects the market’s negative outlook for the Hope Bay Oro project, as well as doubts about Sennen’s ability to deploy its remaining cash effectively.

The chart below shows Sennen’s share price performance from early 2011 to the present:

Sennen Resources Ltd. (SN.V)

This record hardly suggests a company with a recent history of success or a promising future. The appreciation in Sennen share price after July 13, 2012 is solely due to Liberty Silver’s offer.

•

Liberty Silver is confident that Sennen’s cash reserves can be put to better use developing our promising Trinity Silver Project in Nevada and seeking out other risk-mitigated opportunities.

In contrast to Sennen’s desolate Hope Bay Oro property, Trinity Silver was one of the largest silver mines in the U.S.  It produced approximately five million ounces of silver between 1987 and 1989.  The mine closed after the silver price dropped as low as about $5 an ounce, making further production uneconomic.  However, silver is currently trading at over $27 an ounce.

Work at Trinity Silver is much further advanced than at Sennen’s Hope Bay Oro property.  We have identified multiple exploration targets and are currently planning the second phase of the 2012 drill program at locations adjacent to, and removed from, the resource area.  We are also proceeding with confirmation drilling within the resource area.

We recently engaged SRK Consulting, an independent consultancy, to undertake a scoping study (preliminary economic assessment) for silver production at Trinity Silver, and retained JBR Environmental to begin the permitting process for mine development.  We will proceed prudently in keeping with our “risk-mitigation” strategy.

We have taken a critical step in recent days towards realizing Trinity Silver’s full potential by negotiating an agreement to acquire the Hi Ho claims for our joint venture with Renaissance Gold Inc.  Hi Ho, which is in the middle of the Trinity area, is the only part of the Trinity package not controlled by the joint venture.  Over 60 drill holes have been completed in the Hi Ho area, and Liberty Silver has obtained the data from these holes.  We are now in the process of analyzing this data.

In our view, the Hi Ho acquisition will significantly add to the overall Trinity Silver resource, thereby benefiting Liberty Silver and its shareholders.  After acquiring Hi Ho, Liberty Silver will have incurred approximately 85% of the $5 million expenditure commitment required to earn our 70% interest in the Trinity Silver property from Renaissance Gold Inc.  We have until March 29, 2016 to incur the balance of the expenditure commitment and, in addition, produce a bankable feasibility study in the following year.

The junior resource sector is dotted with examples of capital being vaporized in pursuit of questionable projects supported only by their sponsors’ promotional efforts.  The unfortunate result is that the likely survivors end up with only a small proportion of the total capital raised and expended, because the rest has disappeared into management salaries, expense accounts, fruitless promotional drilling and narcissistic investor-relations efforts.  Although new financings are currently a challenge for all junior resource companies, the market’s support for Liberty Silver is clear evidence that our management team, our consolidation strategy, and our mitigated-risk approach are deserving of a premium, and continued support in the future.

Is there a more attractive option than Liberty Silver’s offer?

•

Liberty Silver’s offer of 0.28 of a Liberty Silver common share for each Sennen share represents a generous 47.3% premium above Sennen’s 20-day average trading price prior to our offer.  This premium is significantly higher than the average take-over bid premium of 34.8% paid for mining companies listed on the Toronto Stock Exchange and TSX Venture Exchange over the past 12 months.

•

The offer implies a price of $0.20 per Sennen share, which is above the prevailing market price of Sennen shares since Liberty Silver announced its offer.  This suggests that the market has little confidence that a higher offer will be forthcoming.  Indeed, Mr Rozier’s purchase of Sennen shares as recently as July 26, 2012, suggests that, in accordance with insider trading restrictions, he had no knowledge at that time of any undisclosed material facts about Sennen, including any competing bid.

•

With no other bidder on the horizon, you should carefully consider the possible consequences of rejecting our offer.  Sennen shares rose from $0.11 on July 9 to $0.18 on July 16, the day we announced our offer.

•

Under our offer, you will exchange your Sennen shares for Liberty Silver shares, which trade on the main TSX board and which we believe will be substantially more liquid than the shares of Sennen have been.  During the one-year period prior to Liberty Silver’s offer, 14.99 million Liberty Silver shares have changed hands, far above the 1.92 million Sennen shares traded during the same period.

•

Our offer gives Sennen shareholders an opportunity to participate in the Trinity Silver project at an early stage of its development and thereby participate in future growth.  By contrast, the chance of Sennen shareholders deriving any value from the Hope Bay Oro project may be close to zero.

•

Sennen shareholders should place little weight on the fairness opinion provided to Sennen by Jennings Capital Inc.  We believe that Jennings’ opinion, including its one sentence “analysis” of our offer, is superficial.  It was conducted with no due diligence that involved any discussions or contact with Liberty Silver.  Jennings has the appearance of being a Sennen “hired gun” (see Information About Fairness / Inadequacy Opinions below).

•

Our offer gives Sennen shareholders an opportunity to participate in Liberty Silver’s expected value-creation and risk-mitigated consolidation strategy in the junior resources sector.

To sum up: We believe that Sennen’s special committee has a responsibility to Sennen shareholders to open discussions with us on how our two companies can move forward together.  Sennen and its advisors have so far failed to find an alternative more attractive than our offer.  We urge them to reconsider their opposition to our offer, and to recognize that it represents the most attractive opportunity available for you, the shareholders.

Meanwhile, thank you for your support.

Sincerely,

Geoffrey Browne

Chairman and CEO, Liberty Silver Corp.

About Liberty Silver

Liberty Silver Corp. is focused on exploring and developing mineral properties in North America.  The company is committed to creating value for its shareholders by advancing its projects using its mitigated risk approach to production, developing new resources on its existing properties, and acquiring new properties with potential to expand their resource base.  The Trinity Silver property in Pershing County, Nevada is the company's flagship project.  Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc., pursuant to the terms of an Earn-In Agreement.

For more information, go to www.libertysilvercorp.com.

Byron Capital Markets Ltd. is acting as financial advisor to Liberty Silver and dealer manager in respect of the proposed take-over offer. Borden Ladner Gervais LLP is acting as Liberty Silver's legal counsel.

The depositary and information agent for the offer is:

Kingsdale Shareholder Services Inc.
The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario M5X 1E2
North American Toll Free Phone: 1-866-581-0512
Facsimile: 416-867-2271
Toll-Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272
E-mail: contactus@kingsdaleshareholder.com

Contacts:

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Bernard Simon, Vice-President – Kingsdale Communications

(416) 867-2304

bsimon@kingsdalecommunications.com

www.libertysilvercorp.com

Information About Fairness/Inadequacy Opinions

For more information about the types of circumstances and for general criticisms concerning fairness opinions including evidence that “bankers likely deliver the opinions requested by their clients”, see “An Economic and Behavioral Analysis of Investment Bankers When Delivering Fairness Opinions” by Steven J. Cleveland, Associate Professor of Law, University of Oklahoma (58 ALA. L. REV. 299 (2006))(available at: http://works.bepress.com/cgi/viewcontent.cgi?article=1004&context=steven_cleveland)

Cautionary Statements

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements". These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release and in filings made with securities regulators. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.